Exhibit 99.1

Midas Reports 2008 Earnings Per Diluted Share of $0.57; Cash Flow from Operating Activities Remains Strong at $1.90 Per Share; SpeeDee Co-Brand Test Shops Continue to Produce Significant Sales Increases

ITASCA, Ill.--(BUSINESS WIRE)--March 5, 2009--Midas, Inc. (NYSE: MDS) reported net earnings of $7.9 million—or $0.57 per diluted share—for the fiscal year ended Jan. 3, 2009, compared to net income of $13.3 million—or $0.91 per diluted share—in the prior year.

Operating income was $21.5 million in fiscal 2008 compared to $32.5 million in 2007. This $11.0 million decrease was primarily the result of the expected $4.5 million reduction in international license fees and a $4.9 million decrease in the year-end warranty liability adjustment.

Despite this decline in operating income, the company’s cash flow from operating activities remained strong at $1.90 per diluted share compared to $2.10 per diluted share in 2007. The company’s co-branding efforts also continue to show promise, as co-branded Midas-SpeeDee shops are reporting double-digit sales growth.

“The year-over-year decline in operating income is exaggerated because of the reductions in international license fees and the warranty liability adjustment, both of which were fully expected,” said Alan D. Feldman, Midas’ chairman and chief executive officer. “Retail sales were also challenging for the Midas system in the U.S., but, because of our franchise model, operating cash flow remained strong.”

Feldman said that year-over-year operating income comparisons were also negatively affected by a $1.3 million reduction in real estate revenues due to shop closings, a $1.1 million decrease in gains on the sales of shops, a $1.8 million decline in company-operated shop profitability, a $1.0 million reduction in gains on the sale of real estate, a $0.9 million decrease in North American franchise profitability due to a comparable store sales decline in the U.S. and a $0.8 million increase in costs related to shop transitions. However, these items were largely offset by a $1.6 million reduction in administrative costs, a $2.1 million reduction in business transformation costs, and the $1.6 million of operating income produced by the new SpeeDee oil change business.

“We did see profitability declines in areas where we have an influence, such as shop transitions and company-operated shops; however, we were able to largely offset these declines with planned cost savings and operating profits from SpeeDee,” Feldman said.

The expected $4.5 million reduction in international license fees resulted from the Jan. 1, 2008 scheduled conversion of European license revenues from a fixed fee to a fee based on a percentage of sales.

The $4.9 million decrease in the year-end warranty adjustment relates to the change in Midas’ estimate resulting from the company’s annual review of the approximate $16.5 million liability for outstanding lifetime warranties.

Midas management reviews costs associated with warranty claims on a quarterly basis. In the fourth quarter of each year, the company performs a detailed analysis of the estimated warranty redemption rates based on the current year’s and prior years’ redemption activity. The year-end 2007 analysis resulted in an $8.3 million reduction in the warranty reserve compared to only a $3.4 million reduction in 2008.

North American franchising experienced a $0.9 million reduction in operating contribution due to a decline in comparable shop sales in the U.S.

“Retail sales in 2008 for Midas and others in the automotive aftermarket were the most challenging in recent decades, as a result of the record high gas prices early in the year, high unemployment, credit and housing issues and the changes in driving patterns that resulted in the largest decline in miles driven in the U.S. since World War II,” said Feldman. “Comparable shop sales in U.S. Midas shops were down 4.3 percent in the fourth quarter, resulting in a 2.6 percent decline for 2008, with the largest annual declines for the year in the southeast and west regions at 6.6 and 9.3 percent, respectively.”

Feldman said that Midas’ comparable sales in its new categories of tires and oil changes were up significantly at 14.5 percent and 8.7 percent, respectively, for the year in the U.S. However, as customers continued to defer major expenditures, comparable brake sales in the U.S. fell by 8.4 percent for the year. The exhaust category was down 5.8 percent.

Comparable shop retail sales at Midas shops in Canada increased four percent in the fourth quarter and were up by 2.8 percent for all of 2008. Brakes were slightly positive for the year and exhaust was down 1.6 percent. Comparable shop sales of tires in Canada increased 29.6 percent and oil changes were up by three percent.

“We continue to be encouraged by the North American growth in the tire and maintenance categories, while growth in the U. S. brake category continues to be a challenge,” Feldman said. “We revised our marketing strategy in 2009 from a national brand-building campaign to messages that enable our shops to aggressively promote the value of Midas’ SecureStop brake service, as well as tires, oil changes and other services to meet specific customer demands in local markets.”

Continued franchisee transition costs

“We continue to experience costs associated with transitioning new franchisees into the system,” Feldman said. “The benefits to the system of these transitions can be seen immediately, as shops sold to new franchisees in the last 18 months reported sales increases of 7.5 percent during the first year under new ownership. Of the 100 transitions in 2008, 80 shops were acquired by franchisees new to the Midas system.”

Cash flow continues strong

Selected Cash Flow Information ($ in millions,	FY	FY
except per share)	2008	2007

Cash provided by operating activities before cash
outlays for business transformation costs and net
changes in assets and liabilities	$26.7	$32.3
Cash outlays for business transformation costs	(1.5)	(3.8)
Net changes in assets and liabilities	1.2	2.1
Net cash provided by operating activities	$26.4	$30.6
Net cash provided by operating activities
per diluted share	$1.90	$2.10

Capital investments	$(6.4)	$(5.1)
Cash paid for acquired businesses	(24.5)	(13.7)
Cash paid for treasury shares	(0.4)	(29.2)
Net increases of long-term debt and leases	5.5	13.3

“We continue to generate strong cash flow from our franchise business model, at $1.90 per diluted share,” Feldman said.

Net cash flow from operating activities was $26.4 million for the year and the company raised its debt level for the year by $5.5 million. This cash flow was used to fund the $21 million purchase of SpeeDee, the acquisition of company-operated shops, and capital investments. The company suspended its share repurchase program in late 2007, and continues to be focused on debt reduction.

Fourth quarter and full-year 2008 results

Fiscal 2008 was a 53-week period for the company. Therefore, both the fourth quarter and full-year 2008 contained one more week than fiscal 2007. This extra week did not have a material impact on results of operations, because the approximate $2.0 million of additional revenues were completely offset by a similar amount of additional expenses.

Total sales and revenues for the fourth quarter were $46.7 million and $187.4 million for the full year, compared to $46.3 million and $178.2 million in 2007.

Franchising revenues were $13.5 million for the fourth quarter of 2008, and $57.2 million for the year, compared to $14.1 million and $60.3 million, respectively, in 2007. Real estate revenues were $8.4 million for the fourth quarter and $34.6 million for all of 2008, down from $8.9 million for the quarter and $35.9 million for the year in 2007.

The declines in franchise royalties and license fees were the result of the expected decrease in international royalties and the decrease in U.S. comparable shop sales, offset by increased comparable shop sales in Canada and franchise royalties from the new SpeeDee business. Real estate revenues were down because of fewer Midas shops in operation.

Revenues from replacement part sales and product royalties were $8.5 million for the fourth quarter and $29.2 million for the year, compared to $9.2 million for the fourth quarter and $31.7 million for all of 2007. The declines in revenues were due to the elimination of product royalties in the U.S. as part of the new U.S. warranty program instituted at the beginning of fiscal 2008.

Revenues from retail sales at company-operated shops were $15.1 million in the fourth quarter of 2008 and $61.4 million for the year, up from $12.9 million and $45.8 million, respectively, in 2007, primarily as a result of operating more company-operated shops. There were 98 Midas company shops in operation at the end of 2008, up from 91 at the end of the prior year. Comparable shop retail sales in Midas company-operated shops were flat for the year, compared to the overall U.S. system which was down 2.6 percent.

“During 2008, we added 16 Midas company shops as the opportunities arose; we re-franchised seven shops and closed two shops,” Feldman said. “We will continue to sell company shop units to current and new franchisees.”

Selling, general and administrative (SG&A) expenses were $13.8 million for the quarter and $53.9 million for the year, up $0.3 million for the quarter and up $1.1 million for the year. This increase was the result of the incremental expenses related to operating the SpeeDee business and higher costs associated with the transition of Midas shops to new owners, partially offset by the ongoing expense reduction program, including the lower lease obligation for the company’s headquarters and reduced management bonus compensation costs.

Interest expense was $2.4 million for the fourth quarter and $9.1 million for the year, an increase of $0.1 million for the quarter and flat versus full-year 2007. The company’s bank debt was $83.6 million at the end of the fourth quarter, compared to $76.3 million at the end of 2007. The bank debt increased primarily as the result of the $21 million acquisition of the SpeeDee Oil Change business in March 2008, as well as the acquisition of certain Midas shops from franchisees and capital expenditures.

The company recorded income tax expense of $1.6 million in the fourth quarter and $5.3 million for the year, resulting in an effective tax rate of 40.3 percent for the year.

Midas does not pay a significant amount of cash income taxes because of net operating loss carry forwards of approximately $75 million from previous years.

SpeeDee Update

On March 30, 2008, Midas purchased the assets of the franchisor of the SpeeDee Oil Change business, with 116 shops in 13 states in the U.S. and 57 shops in Mexico. At the end of July, Midas began the initial co-branding test of three franchised SpeeDee shops in central California to add Midas repair services to SpeeDee’s primary quick-lube business.

Comparable shop retail sales at the three California co-brand locations were up 12.7 percent in the fourth quarter, following a 7.8 percent increase for the two-month period they were co-branded in the third quarter.

During December, the company began a test of adding SpeeDee oil change service to three company-owned Midas shops in the Chicago area, by remodeling the shops to evaluate various ways to accommodate the increased number of cars of the quick-lube service. Comparable shop sales at these co-branded Midas-SpeeDee shops were up a combined 20 percent in January and February.

“We are evaluating the findings from these co-brand test shops to begin a gradual roll out of a co-branding concept to both Midas and SpeeDee shops throughout the U.S.,” Feldman said. “The positive results to date certainly support our initial plans to combine the strengths of both brands to grow the Midas and SpeeDee networks.”

Feldman said that year-to-date SpeeDee results have been accretive, providing $1.6 million in operating income in the three quarters since the acquisition. Interest expense related to the SpeeDee acquisition was $0.6 million in 2008.

2009 growth opportunities

“In 2009, we will continue our efforts to grow the profitability of the company through increasing comparable shop retail sales and careful management of costs,” Feldman said. “We will focus on building retail sales through marketing and operational programs that drive sales of brakes, oil changes and tires—the three most critical services for the regular maintenance needs of vehicles.”

Feldman said the potential of co-branding of Midas and SpeeDee repairs and services supports this growth strategy. The company expects to have at least 25 co-branded shops in place by the end of the year.

“We will also continue transitioning certain Midas shops to new owners, who bring a new level of energy to a shop, which typically leads to significant sales gains. Shops sold to owners new to the Midas system in the past 18 months had comparable shop sales increases of 7.5 percent in the first year of new ownership,” he said.

“We are confident that we have the operational and marketing programs in place to take advantage of growth opportunities in the automotive aftermarket when consumer confidence and economic conditions improve,” Feldman said.

“At the same time, we are being very mindful of our expenses. The company has frozen salaries of all non-shop employees for 2009, and has taken steps to reduce benefit costs by reducing the 401(k) company-match, and raising health care deductibles and employee co-pays. All discretionary costs are being evaluated,” Feldman said.

“As a result of these actions and the strength of our underlying franchise business model, we are confident our cash flow will remain strong. However, because of the many economic uncertainties in today’s challenging business environment and retail marketplace, Midas will not be providing specific sales and operating income projections for 2009 at this time,” he said.

“Retail sales to date in 2009 are continuing the trends of last year,” Feldman said. “Comparable shop sales in U.S. Midas shops were down 2.7 percent in January and preliminary results for February show some improvement, but remained negative.”

Midas is one of the world’s largest providers of automotive service, offering brake, maintenance, tires, exhaust, steering and suspension services at more than 2,500 franchised, licensed and company-owned Midas shops in 16 countries, including more than 1,600 in the United States and Canada. Midas also owns the SpeeDee Oil Change business, which franchises 173 auto service centers in the United States and Mexico.

NON-GAAP MEASURE

The company presents “net cash provided by operating activities per diluted share”, which is a non-GAAP measure. The company believes that presenting “net cash provided by operating activities per diluted share” enhances our investors' overall understanding of how the company’s significant net operating loss carry-forward and other non-cash expenses cause the company’s cash flow to differ from its earnings in any particular period.

Although Midas believes the non-GAAP financial measures enhance an investors' understanding of our performance, company management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures the company uses may not be consistent with the presentation of similar companies in the industry.

FORWARD LOOKING STATEMENTS AND RISK FACTORS

This news release contains certain forward-looking statements that are based on management’s beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company’s filings with the Securities and Exchange Commission, including the company’s 2007 annual report on Form 10-K and subsequent filings.

3/05/09

MIDAS, INC.
CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
(In millions, except for earnings per share)

	For the quarter ended fiscal December		For the twelve months ended fiscal December
	2008	2007	2008	2007
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)

Sales and revenues:
Franchise royalties and license fees	$13.5	$14.1	$57.2	$60.3
Real estate revenues from franchised shops	8.4	8.9	34.6	35.9
Company-operated shop retail sales	15.1	12.9	61.4	45.8
Replacement part sales and product royalties	8.5	9.2	29.2	31.7
Software sales and maintenance revenue	1.2	1.2	5.0	4.5
Total sales and revenues	46.7	46.3	187.4	178.2
Operating costs and expenses:
Franchised shops – occupancy expenses	5.7	5.7	22.8	22.1
Company-operated shop parts cost of sales	4.1	3.3	16.1	11.2
Company-operated shop payroll and employee benefits	6.8	5.7	26.1	19.1
Company-operated shop occupancy and other operating expenses	5.2	4.6	20.8	15.3
Replacement part cost of sales	7.8	7.8	26.4	26.0
Warranty benefit	(3.2)	(7.9)	(2.7)	(4.3)
Selling, general, and administrative expenses	13.8	13.5	53.9	52.8
(Gain) loss on sale of assets, net	0.2	--	0.9	(0.2)
Business transformation charges	0.1	1.6	1.6	3.7
Total operating costs and expenses	40.5	34.3	165.9	145.7

Operating income	6.2	12.0	21.5	32.5

Interest expense	(2.4)	(2.3)	(9.1)	(9.1)
Other income, net	0.5	0.1	0.8	0.4

Income before income taxes	4.3	9.8	13.2	23.8
Income tax expense	1.6	4.7	5.3	10.5

Net income	$2.7	$5.1	$7.9	$13.3

Earnings per share:
Basic	$0.21	$0.38	$0.59	$0.95
Diluted	$0.20	$0.36	$0.57	$0.91

Average number of shares:
Common shares outstanding	13.3	13.4	13.3	13.9
Common stock warrants	0.1	0.1	0.1	0.1
Shares applicable to basic earnings	13.4	13.5	13.4	14.0
Equivalent shares on outstanding stock awards	0.4	0.5	0.5	0.6
Shares applicable to diluted earnings	13.8	14.0	13.9	14.6

MIDAS, INC.
CONDENSED BALANCE SHEETS
(In millions, except per share data)

Fiscal Year End	2008	2007
Assets:
Current assets:
Cash and cash equivalents	$1.1	$1.3
Receivables, net	30.4	30.4
Inventories	4.3	3.2
Deferred income taxes	10.7	12.4
Prepaid assets	4.7	3.9
Other current assets	4.3	3.9
Total current assets	55.5	55.1
Property and equipment, net	92.6	96.6
Goodwill and other intangible assets, net	35.5	14.0
Deferred income taxes	46.1	41.2
Pension asset	--	4.6
Other assets	4.6	6.2
Total assets	$234.3	$217.7

Liabilities and equity:
Current liabilities:
Current portion of long-term obligations	$1.5	$1.7
Current portion of accrued warranty	2.4	3.5
Accounts payable	21.0	16.8
Accrued expenses	23.3	24.5
Total current liabilities	48.2	46.5
Long-term debt	83.6	76.3
Obligations under capital leases	1.8	2.2
Finance lease obligation	31.7	32.9
Pension liability	18.9	1.2
Accrued warranty	14.1	21.3
Deferred warranty obligations	3.0	--
Other liabilities	6.5	5.7
Total liabilities	207.8	186.1

Temporary equity:
Non-vested restricted stock subject to redemption	5.7	4.4

Shareholders’ equity:
Common stock ($.001 par value, 100 million shares authorized, 17.7 million
shares and 17.7 million shares issued) and paid-in capital	6.8	8.8
Treasury stock, at cost (3.7 million shares and 2.7 million shares)	(76.8)	(81.0)
Retained income	110.3	102.4
Accumulated other comprehensive loss	(19.5)	(3.0)
Total shareholders’ equity	20.8	27.2
Total liabilities and shareholders’ equity	$234.3	$217.7

CONTACT:
Midas, Inc.
Bob Troyer (630) 438-3016